As filed with the Securities and Exchange Commission on March 3, 2026.

Registration No. 333-273910

Registration No. 333-284388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-273910

FORM S-3 REGISTRATION STATEMENT NO. 333-284388

UNDER

THE SECURITIES ACT OF 1933

RAPT Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3313701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

561 Eccles Avenue, South San Francisco, California 94080

(650) 489-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin Huang

President and Secretary

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, California 94080

(650) 489-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

George Karafotias

Beth Troy

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-4000

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by RAPT Therapeutics, Inc., a Delaware corporation (the “Registrant”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (File No. 333-284388), filed with the SEC on January 21, 2025 and declared effective by the SEC on January 27, 2025, registering up to an aggregate of 176,452,000 shares (the “Shares”) of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issued by the Registrant in a private placement on December 27, 2024 consisting of (i) 100,000,000 shares of the Common Stock and (ii) 76,452,000 shares of the Common Stock issuable upon the exercise of pre-funded warrants to purchase shares of the Common Stock held by certain selling stockholders; and

•

Registration Statement on Form S-3 (File No. 333-273910), filed with the SEC on August 11, 2023 and declared effective by the SEC on August 17, 2023, pertaining to the registration of an (a) indeterminate number of shares of common stock and preferred stock, including $150,000,000 of shares of the Registrant’s common stock that may be offered, issued and sold from time to time under a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. and Leerink Partners LLC, (b) indeterminate principal amount of debt securities and (c) indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, which together have an aggregate initial offering price not to exceed $450,000,000.

On March 3, 2026, pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of January 19, 2026, by and among the Registrant, GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), Redrose Acquisition Co., a Delaware Corporation and wholly owned subsidiary of Parent (“Merger Sub”) and solely for the purposes set forth therein, GSK plc., Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, State of Pennsylvania on March 3, 2026.

RAPT Therapeutics, Inc.

By:	/s/ Justin Huang
Name: Justin Huang
Title: President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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